Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Lee Newitt

(704) 344-8150

lnewitt@fairpoint.com

Media Contact:

Meghan Woodlief

(704) 817-1271

mwoodlief@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS

2011 THIRD QUARTER RESULTS

Strong Consecutive Quarters Operationally and Financially

•	Consolidated EBITDAR[1] before pension contribution and storm-related expenses of $70.6 million

•	High-speed Internet subscriber growth accelerates to 8.2% year-over-year, versus a 1.7% loss a year earlier

•	Voice access line loss slows to 8.8% year-over-year, versus 11.0% a year earlier

•	Net loss of $279.4 million driven by non-cash accounting charge of $262.0 million

Charlotte, N.C. (Nov. 2, 2011) – FairPoint Communications, Inc. (NasdaqCM: FRP) (FairPoint or the Company), a leading provider of communications services, today announced its financial results for the third quarter ended Sept. 30, 2011. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 10:00 a.m. (EDT) on Thursday, Nov. 3, 2011.

“We accomplished great things this quarter,” said Paul H. Sunu, CEO of FairPoint. “Despite a major storm affecting much of our footprint, we delivered a solid quarter operationally and financially. High-speed Internet subscriber growth remains strong and we continue to improve the rate of voice access line loss. I’m impressed with the Company’s resolve and our team’s ability to execute.”

Operating and Regulatory Highlights

High-speed Internet subscriber growth accelerated to 8.2% year-over-year, compared to a 5.4% increase in the second quarter of 2011 and a 1.7% decline in the third quarter of 2010. FairPoint has added more than 22,000 high-speed Internet subscribers year-to-date, compared to less than 400 for the first nine months of 2010. High-speed Internet penetration reached 29.6% of voice access lines at Sept. 30, 2011, as the Company surpassed 312,000 high-speed Internet subscribers in service—another all-time high.

Voice access line loss slowed for the sixth consecutive quarter, reaching 8.8% year-over-year versus 9.3% in the second quarter of 2011 and 11.0% in the third quarter of 2010.

On Sept. 8, 2011, the Company announced it would reduce its work force by approximately 400 employees by year-end. The initiative is expected to result in operating expense savings of approximately $34 million annually, with the full benefit realized in 2012. As of Sept. 30, 2011, the Company had approximately 3,700 employees, compared to approximately 4,000 at June 30, 2011, with most of the reduction occurring in late September. FairPoint incurred $3.3 million in severance and incentive payments in the third quarter. The Company expects the total severance and incentive payments related to this work force reduction initiative will range from $7 million to $13 million.

[1]

Consolidated EBITDAR means earnings before interest, taxes, depreciation, amortization and restructuring items as defined in the Company’s credit facility. Consolidated EBITDAR is a non-GAAP financial measure. A reconciliation of Consolidated EBITDAR to net income is contained in the attachments to this press release.

FairPoint continued its fiber-to-the-tower expansion during the quarter. As of Sept. 30, 2011, fiber had been placed to more than 700 of the approximately 800 towers that the Company has announced it intends to serve with fiber.

Financial Highlights

Third Quarter 2011 as compared to Second Quarter 2011

Revenue was $257.9 million in the third quarter of 2011 as compared to $262.6 million in the second quarter of 2011. The unfavorable variance of $4.7 million was primarily the result of two items. First, the Company recognized a one-time revenue benefit of $4.0 million in the second quarter related to the reversal of retail and wholesale service quality penalties. Second, service outages related to Hurricane Irene resulted in approximately $0.8 million of incremental service quality penalties during the third quarter. Excluding these two items, revenue was essentially flat on a sequential basis as declines in voice services revenue were offset by increases in access revenue, data and Internet services revenue and other revenue.

Operating expenses, excluding depreciation, amortization and reorganization, were $213.5 million in the third quarter of 2011 as compared to $202.8 million in the second quarter of 2011. The unfavorable variance of $10.7 million was primarily the result of three items that impacted the third quarter. First, non-cash other post-employment benefit (“OPEB”) expense increased by approximately $4.9 million after the Company received its annual actuarial study and booked a true-up to the liability. Second, FairPoint recognized severance charges of $3.3 million related to the work force reduction initiative. Both non-cash OPEB and severance expense are add-backs for Consolidated EBITDAR as defined in the Company’s credit facility. Third, storm-related activities following Hurricane Irene resulted in approximately $3.2 million of increased overtime and contracted services expense.

Consolidated EBITDAR was $60.5 million in the third quarter of 2011 as compared to $70.5 million in the second quarter of 2011. The $10.0 million unfavorable variance was primarily the result of two items. First, the Company made a $6.8 million cash contribution to its pension plan during the third quarter, of which approximately $6.2 million was related to operating expenses. Prior to the third quarter, FairPoint had not made a cash contribution to the pension plan. As a result, Consolidated EBITDAR declined $6.2 million sequentially for this item. Second, the impact of Hurricane Irene totaled approximately $4.0 million between revenue and operating expenses in the third quarter.

Net loss was $279.4 million in the third quarter of 2011 as compared to $27.1 million in the second quarter of 2011. Net loss increased due to a non-cash goodwill and trade name impairment charge booked in the third quarter of $262.0 million, which was precipitated by the decline of FairPoint’s stock price in recent months.

Capital expenditures were $35.2 million in the third quarter of 2011 as compared to $52.1 million in the second quarter of 2011. FairPoint completed its Vermont broadband buildout during the second quarter of 2011 and has now satisfied its regulatory broadband commitment in the state. In addition, spending on the Company’s fiber-to-the-tower initiative was lower in the third quarter as compared to the second quarter.

FairPoint’s cash position was $9.9 million as of Sept. 30, 2011, versus $13.1 million at June 30, 2011. The Company has not drawn on its $75 million revolving credit facility and, as of Sept. 30, 2011, it had $62.6 million available for borrowing, net of $12.4 million of outstanding letters of credit.

Third Quarter 2011 as compared to Third Quarter 2010

Revenue was $257.9 million in the third quarter of 2011 as compared to $260.6 million a year earlier. The decrease was primarily the result of an 8.8% decline in voice access lines year-over-year, which led to decreases in voice services and access revenue. Partially offsetting the decline was a $3.4 million reduction in service quality penalties and a 12.6% increase in data and Internet services revenue.

Operating expenses, excluding depreciation, amortization and reorganization, were $213.5 million in the third quarter of 2011 as compared to $218.2 million a year earlier. The favorable variance of $4.7 million would have been greater if not for three items in the third quarter of 2011. First, non-cash OPEB expense increased versus a year earlier by approximately $3.3 million after the Company received its annual actuarial study and booked a true-up to the liability. Second, severance charges increased approximately $3.0 million versus a year earlier as a result of the work force reduction initiative. Both non-cash OPEB and severance expense are add-backs for Consolidated EBITDAR as defined in the Company’s credit facility. Third, overtime and contracted services expense were higher by approximately $4.0 million due primarily to storm-related activities following Hurricane Irene. If not for these three items, expenses would have declined by more than $15.0 million versus a year ago. The primary drivers of the decrease were a reduction in bad debt expense, a reduction in employee costs and other operating expense reductions.

Consolidated EBITDAR was $60.5 million in the third quarter of 2011 as compared to $59.2 million a year earlier. The benefit from operating expense reductions made during the last 12 months was offset primarily by two items in the third quarter of 2011. First, the Company made a $6.8 million cash contribution to its pension plan during the third quarter, of which approximately $6.2 million was related to operating expenses. Prior to the third quarter of 2011, FairPoint had not made a cash contribution to the pension plan. As a result, Consolidated EBITDAR declined $6.2 million for this item. Second, the impact of Hurricane Irene totaled approximately $4.0 million between revenue and operating expenses.

Capital expenditures were $35.2 million in the third quarter of 2011 as compared to $53.7 million a year earlier, when the Company was aggressively expanding its broadband network to meet certain regulatory commitments in Maine, New Hampshire and Vermont by year end 2010.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s quarterly report for the quarter ended Sept. 30, 2011, which will be filed with the SEC on or prior to Nov. 15, 2011. The Company’s results for the quarter ended Sept. 30, 2011, are subject to the completion of its quarterly report for such period.

Fresh Start Accounting

On Jan. 24, 2011, the Company emerged from Chapter 11 bankruptcy protection and its Plan of Reorganization became effective. For purposes of generally accepted accounting principles, the Company adopted fresh start accounting as of Jan. 24, 2011, whereby the Company’s assets and liabilities were marked to their fair value as of the date of emergence. Accordingly, the Company’s condensed consolidated statements of financial position and operations for periods after Jan. 24, 2011, will not be comparable in many respects to periods prior to the adoption of fresh start accounting.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its third quarter 2011 results at 10:00 a.m. (EDT) on Thursday, Nov. 3, 2011.

Participants should call (866) 804-6920 (US/Canada) or (857) 350-1666 (international) at 9:50 a.m. (EDT) and enter the passcode 70534871 when prompted. The title of the call is the Q3 2011 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 31962362 when prompted. The recording will be available from Thursday, Nov. 3, 2011, at 1:00 p.m. (EDT) through Friday, Nov. 11, 2011, at 11:59 p.m. (EST).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Consolidated EBITDAR and adjustments to GAAP measures to exclude the effect of special items. Management believes that Consolidated EBITDAR may be useful to investors in assessing the Company’s operating performance and its ability to meet its debt service requirements, and the maintenance covenants contained in the Company’s credit facility are based on Consolidated EBITDAR. In addition, management believes that the adjustments to GAAP measures to exclude the effect of special items may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends. However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Consolidated EBITDAR has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Consolidated EBITDAR and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Consolidated EBITDAR only supplementally. A reconciliation of Consolidated EBITDAR to net income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (NasdaqCM: FRP) (www.FairPoint.com) is a leading communications provider of high-speed Internet access, local and long-distance phone, television and other broadband services to customers in communities across 18 states. Through its fast, reliable network, FairPoint delivers affordable data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers VantagePointSM services through its resilient IP-based network in northern New England. This state-of-the-art network provides Ethernet connections that support applications like video conferencing, e-learning and other broadband based applications. Additional information about FairPoint products and services is available at www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company’s plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company’s subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company’s future performance that represents management’s estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company’s management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company’s independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company’s business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company’s guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

###

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

September 30, 2011 and December 31, 2010

(in thousands, except share data)

	Successor Company	Predecessor Company
	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash	$9,852	$105,497
Restricted cash	27,886	2,420
Accounts receivable, net	113,034	125,170
Materials and supplies	904	22,193
Prepaid expenses	14,963	18,841
Other current assets	1,991	6,092
Deferred income tax, net	33,972	31,400

Total current assets	202,602	311,613
Property, plant and equipment, net	1,718,352	1,859,700
Goodwill	—	595,120
Intangible assets, net	130,933	189,247
Prepaid pension asset	4,296	2,960
Debt issue costs, net	1,944	119
Restricted cash	723	1,678
Other assets	9,921	13,357

Total assets	$2,068,771	$2,973,794

Liabilities and Stockholders’ Equity (Deficit)
Liabilities not subject to compromise:
Current portion of long-term debt	$7,500	$—
Current portion of capital lease obligations	1,250	1,321
Accounts payable	70,323	66,557
Claims payable and estimated claims accrual	27,575	—
Accrued interest payable	183	3
Other accrued liabilities	59,603	63,279

Total current liabilities	166,434	131,160

Capital lease obligations	3,004	3,943
Accrued pension obligation	87,915	92,246
Employee benefit obligations	360,779	344,463
Deferred income taxes	269,912	67,381
Unamortized investment tax credits	—	4,310
Other long-term liabilities	17,821	12,398
Long-term debt, net of current portion	992,500	—

Total long-term liabilities	1,731,931	524,741

Total liabilities not subject to compromise	1,898,365	655,901
Liabilities subject to compromise	—	2,905,311

Total liabilities	1,898,365	3,561,212

Stockholders’ equity (deficit):
Predecessor Company common stock, $0.01 par value, 200,000,000 shares authorized, issued and outstanding 89,440,334 shares at December 31, 2010	—	894
Additional paid-in capital, Predecessor Company	—	725,786
Successor Company common stock, $0.01 par value, 37,500,000 shares authorized, 26,198,640 shares issued and outstanding at September 30, 2011	262	—
Additional paid-in capital, Successor Company	501,105	—
Retained deficit	(330,961)	(1,101,294)
Accumulated other comprehensive loss	—	(212,804)

Total stockholders’ equity (deficit)	170,406	(587,418)

Total liabilities and stockholders’ equity (deficit)	$2,068,771	$2,973,794

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Three Months ended September 30, 2011, 249 Days ended September 30, 2011,

24 Days ended January 24, 2011 and Three and Nine Months ended September 30, 2010

(Unaudited)

(in thousands)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Two Hundred Forty- Nine Days Ended September 30, 2011	Twenty-Four Days Ended January 24, 2011	Nine Months Ended September 30, 2010
		(Restated)			(Restated)

Revenues	$257,912	$260,630	$708,950	$66,378	$802,994

Operating expenses:
Cost of services and sales, excluding depreciation and amortization	120,149	118,765	321,790	38,766	389,445
Selling, general and administrative expense, excluding depreciation and amortization	93,334	99,412	245,132	27,161	290,058
Depreciation and amortization	91,547	72,364	244,940	21,515	215,218
Reorganization related (income) expense	(3,735)	—	1,511	—	—
Impairment of intangible assets and goodwill	262,019	—	262,019	—	—

Total operating expenses	563,314	290,541	1,075,392	87,442	894,721

Loss from operations	(305,402)	(29,911)	(366,442)	(21,064)	(91,727)

Other income (expense):
Interest expense	(17,147)	(35,358)	(46,634)	(9,321)	(105,709)
Other	488	2,207	1,319	(132)	2,338

Total other expense	(16,659)	(33,151)	(45,315)	(9,453)	(103,371)

Loss before reorganization items and income taxes	(322,061)	(63,062)	(411,757)	(30,517)	(195,098)
Reorganization items	—	(10,352)	—	897,313	(25,568)

(Loss) income before income taxes	(322,061)	(73,414)	(411,757)	866,796	(220,666)
Income tax benefit (expense)	42,620	7,330	80,796	(279,889)	14,074

Net (loss) income	$(279,441)	$(66,084)	$(330,961)	$586,907	$(206,592)

Weighted average shares outstanding:
Basic	25,654	89,424	25,648	89,424	89,424

Diluted	25,654	89,424	25,648	89,695	89,424

(Loss) earnings per share:
Basic	$(10.89)	$(0.74)	$(12.90)	$6.56	$(2.31)

Diluted	$(10.89)	$(0.74)	$(12.90)	$6.54	$(2.31)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

249 Days ended September 30, 2011, 24 Days ended January 24, 2011 and the Nine Months ended September 30, 2010

(Unaudited)

(in thousands)

	Successor Company	Predecessor Company
	Two Hundred Forty- Nine Days Ended September 30, 2011	Twenty-Four Days Ended January 24, 2011	Nine Months Ended September 30, 2010
			(Restated)
Cash flows from operating activities:
Net income (loss)	$(330,961)	$586,907	$(206,592)

Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(80,119)	276,204	(14,375)
Provision for uncollectible revenue	15,713	3,454	27,524
Depreciation and amortization	244,940	21,515	215,218
Post-retirement accruals	25,512	2,654	24,746
Pension accruals	1,709	986	7,509
Loss on abandoned projects	—	—	13,049
Impairment of intangible assets and goodwill	262,019	—	—
Other non cash items	(150)	130	1,737
Changes in assets and liabilities arising from operations:
Accounts receivable	1,839	(7,752)	(721)
Prepaid and other assets	2,030	(3,423)	(13,350)
Accounts payable and accrued liabilities	(2,636)	30,258	11,488
Accrued interest payable	183	9,017	102,535
Other assets and liabilities, net	268	177	(4,457)
Reorganization adjustments:
Non-cash reorganization income	(5,290)	(917,358)	(20,219)
Claims payable and estimated claims accrual	(64,091)	(1,096)	—
Restricted cash - cash claims reserve	56,544	(82,764)	—

Total adjustments	458,471	(667,998)	350,684

Net cash provided by (used in) operating activities	127,510	(81,091)	144,092

Cash flows from investing activities:
Net capital additions	(128,538)	(12,477)	(156,927)
Distributions from investments	636	—	449

Net cash used in investing activities	(127,902)	(12,477)	(156,478)

Cash flows from financing activities:
Loan origination costs	(884)	(1,500)	(1,100)
Proceeds from issuance of long-term debt	—	—	5,513
Restricted cash	1,675	34	(68)
Repayment of capital lease obligations	(809)	(201)	(1,608)

Net cash (used in) provided by financing activities	(18)	(1,667)	(2,737)

Net change	(410)	(95,235)	(9,649)
Cash, beginning of period	10,262	105,497	109,355

Cash, end of period	$9,852	$10,262	$99,706

Supplemental disclosure of cash flow information:
Capital additions included in accounts payable, claims payable and estimated claims accrual or liabilities subject to compromise at period-end	2,777	1,818	1,250
Reorganization costs paid	19,282	11,110	31,152

FAIRPOINT COMMUNICATIONS, INC.

Supplemental Financial Information

(Unaudited)

($ in thousands, except per unit)

	3Q11 Reported	2Q11 Reported	1Q11 Reported	4Q10 Reported	3Q10 Restated

Summary Income Statement:

Revenue:
Voice services	$120,388	$127,085	$124,225	$136,664	$125,598
Access	94,646	93,128	91,358	92,128	95,923
Data and Internet services	30,049	29,849	28,495	27,504	26,691
Other services	12,829	12,574	10,702	11,696	12,418

Total revenue	257,912	262,636	254,780	267,992	260,630
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	213,483	202,784	216,582	211,598	218,177
Depreciation and amortization	91,547	90,614	84,294	74,606	72,364
Reorganization expense (post-emergence) (1)	(3,735)	2,510	2,736	—	—
Impairment of intangible assets and goodwill	262,019	—	—	—	—

Total operating expenses	563,314	295,908	303,612	286,204	290,541

Loss from operations	(305,402)	(33,272)	(48,832)	(18,212)	(29,911)
Other income (expense):
Interest expense	(17,147)	(16,996)	(21,812)	(35,187)	(35,358)
Other income (expense), net	488	350	349	377	2,207

Total other income (expense)	(16,659)	(16,646)	(21,463)	(34,810)	(33,151)

Loss before reorganization items and income taxes	(322,061)	(49,918)	(70,295)	(53,022)	(63,062)
Reorganization items (1)	—	—	897,313	(15,552)	(10,352)

Income (loss) before income taxes	(322,061)	(49,918)	827,018	(68,574)	(73,414)
Income tax benefit (expense)	42,620	22,821	(264,534)	(6,413)	7,330

Net income (loss)	$(279,441)	$(27,097)	$562,484	$(74,987)	$(66,084)

Consolidated EBITDAR Reconciliation:

Net income (loss)	$(279,441)	$(27,097)	$562,484	$(74,987)	$(66,084)
Income tax (benefit) expense	(42,620)	(22,821)	264,534	6,413	(7,330)
Interest expense	17,147	16,996	21,812	35,187	35,358
Depreciation and amortization	91,547	90,614	84,294	74,606	72,364
Non-cash pension and OPEB expense (2a)	9,592	10,583	10,686	10,992	12,036
Other non-cash items, net (2b)	260,518	(138)	(912,270)	16,096	1,066
Restructuring costs (2c)	844	2,608	17,326	14,948	11,395
Restatement impact, net (2d)	—	—	—	—	1,397
All other allowed adjustments, net (2e)	2,866	(246)	219	732	(999)

Consolidated EBITDAR	$60,453	$70,499	$49,085	$83,987	$59,203

Consolidated EBITDAR margin	23.4%	26.8%	19.3%	31.3%	22.7%

Select Operating and Financial Metrics:

Residential access lines	662,562	680,189	695,916	712,591	734,260
Business access lines	314,290	317,584	322,106	327,812	335,334
Wholesale access lines (3)	80,025	82,231	84,667	87,142	89,035

Total switched access lines	1,056,877	1,080,004	1,102,689	1,127,545	1,158,629
% change y-o-y	-8.8%	-9.3%	-9.6%	-10.3%	-11.0%
% change q-o-q	-2.1%	-2.1%	-2.2%	-2.7%	-2.6%

High-speed data subscribers (4)	312,475	305,155	297,491	289,745	288,891
% change y-o-y	8.2%	5.4%	4.8%	0.4%	-1.7%
% change q-o-q	2.4%	2.6%	2.7%	0.3%	-0.2%
penetration of access lines	29.6%	28.3%	27.0%	25.7%	24.9%

Access line equivalents	1,369,352	1,385,159	1,400,180	1,417,290	1,447,520

% change y-o-y	-5.4%	-6.4%	-6.8%	-8.3%	-9.3%
% change q-o-q	-1.1%	-1.1%	-1.2%	-2.1%	-2.2%

Capital expenditures	$35,170	$52,121	$53,725	$40,868	$53,705

(1)	Following FairPoint’s emergence from Chapter 11 on January 24, 2011, all reorganization items are reported in total operating expenses. During Chapter 11, all reorganization items were reported below operating income in Reorganization Items.
(2)	For purposes of calculating Consolidated EBITDAR, FairPoint’s credit facility allows it to adjust for:

a)	aggregate pension and other post-employment benefits expense (OPEB), net of pension contributions and OPEB cash payments in the period,

b)	other non-cash items except to the extent they will require a cash payment in a future period,

c)	costs related to the restructuring, including professional fees for advisors and consultants,

d)	the impact from any restatement of financial statements for the periods ending on or prior to January 24, 2011, and

e)	other items including success bonuses, severance, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.

(3)	Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4)	High-speed data subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband.